CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of December 15, 2017, among Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (the “Borrower”), Société Générale, New York Branch, as lender (the “Lender”) and Société Générale, as agent (the “Agent”).
The Borrower has requested that the Lender provide a credit facility consisting of a revolving loan facility for Floating Rate Loans and a term loan facility for Fixed Rate Loans, and the Lender, acting through the Agent, is willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. INTERPRETATION
(a)                   Single Agreement.  This agreement, together with the Exhibits and Appendices hereto, shall form a single agreement (collectively, this “Agreement”).
(b)                   Definitions.  The terms defined in Section 9 and in the Exhibits and Appendices hereto will have the meanings therein specified for purposes of this Agreement.
2. THE FACILITY
(a)                    Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make:
(i)     subject to satisfaction of the conditions of Section 3, revolving loans (each such loan, a “Floating Rate Loan”) to the Borrower from time to time, on any Business Day prior to the Floating Rate Loan Maturity Date, in an aggregate amount such that after giving effect to any borrowing, the Floating Rate Total Outstandings shall not exceed the Floating Rate Loan Commitment; provided, however, that (A) the Lender shall not be obligated to make a Loan during the existence of a Default or an Event of Default and (B) at no time shall the aggregate principal amount of Total Outstandings (x) be such amount that a Margin Deficiency has occurred or would occur as a result thereof or (y) exceed the amount permitted to be borrowed under applicable Law, including the Investment Company Act, Regulation U or Regulation X. Within the limits of the Floating Rate Loan Commitment and subject to the other terms and conditions of this Agreement, the Borrower may borrow, prepay, and reborrow Floating Rate Loans, as further provided herein; and

(ii)     subject to satisfaction of the conditions of Section 3, term loans (each such loan, a “Fixed Rate Loan”) to the Borrower on the Closing Date, in an aggregate amount such that after giving effect to such borrowing, the Fixed Rate Total Outstandings shall not exceed the Fixed Rate Loan Commitment.  Upon making such borrowing on the Closing Date, the Fixed Rate Loan Commitments shall be terminated.  Fixed Rate Loans that are repaid may not be reborrowed.

(b) Borrowings.  The Borrower may request that Floating Rate Loans be made by notice (a “Borrowing Notice”) to the Agent (unless the Lender is unable to charge an interest rate based upon the Applicable LIBOR Rate as provided for in Section 8(k)) (i) not later than 1:00 p.m. (New York time) at least one (1) Business Day prior to the requested date of borrowing for amounts up to and including $20,000,000, and (ii) not later than 1:00 p.m. (New York time) at least three (3) Business Days prior to the requested date of borrowing for amounts greater than $20,000,000.   Each borrowing of a Loan shall be in a principal amount of at least $1,000,000.  Borrowing Notices pursuant to this Section 2(b) must specify the requested date and amount of borrowing and may be given by telephone if promptly confirmed in writing (including by electronic delivery of a pdf copy).  If any such Borrowing Notice is not delivered by the time referred to above, then it shall be deemed to have been given on the next Business Day.

(c) Repayments.
(i)     The Borrower unconditionally promises to repay to the Agent for the account of the Lender on the Floating Rate Loan Maturity Date the aggregate principal amount of Floating Rate Loans outstanding on such date, together with all accrued but unpaid interest thereon and all other fees and other amounts specifically related thereto, if any, payable hereunder.

(ii)    The Borrower unconditionally promises to repay to the Agent for the account of the Lender on the Fixed Rate Loan Maturity Date the aggregate principal amount of Fixed Rate Loans outstanding on such date, together with all accrued but unpaid interest thereon and all other fees and other amounts specifically related thereto, if any, payable hereunder.

(d) Optional Prepayments.  Subject to Sections 2(o) and 2(p), the Borrower may voluntarily prepay any Loan, in whole or in part, together with all accrued but unpaid interest thereon and, in the case of any prepayment in whole, all other fees and other amounts payable hereunder, without premium or penalty on any Business Day by irrevocable written notice to the Agent not later than 1:00 p.m. (New York time) at least two (2) Business Days prior to the proposed date of prepayment (or by shorter notice as the Borrower and the Agent may agree with respect to each such prepayment).  Any prepayment of a Loan shall be in a principal amount of at least $500,000 or, if less, the entire principal amount thereof then outstanding.  Prepayments in whole pursuant to this Section 2(d) shall not in and of itself constitute a termination of this Agreement by the Borrower.
(e) Mandatory Prepayments.  If for any reason (i) a Margin Deficiency occurs and such Margin Deficiency has not been timely cured in accordance with Section 2(f) below or (ii) the Floating Rate Total Outstandings exceed the Floating Rate Loan Commitment, the Borrower shall immediately prepay Loans, together with all accrued but unpaid interest thereon, in an aggregate amount sufficient to eliminate such Margin Deficiency and/or such excess, as the case may be, together with amounts due under Sections 2(o) and 2(p).
(f) Margin Deficiency Cure.  If a Margin Deficiency occurs, the Agent may notify the Borrower of the occurrence and the amount of such Margin Deficiency (such notice, a “Margin Deficiency Notice”).  If the Agent delivers a Margin Deficiency Notice to the Borrower, the Borrower shall, not later than (i) 5:00 p.m. (New York time) on the date that is two (2) Business Days after the Agent delivers such Margin Deficiency Notice if such Margin Deficiency Notice is delivered on or before 12:00 noon (New York time) on a Business Day, or (ii) 5:00 p.m. (New York time) on the date that is two (2) Business Days following the next succeeding Business Day if such Margin Deficiency Notice is delivered after 12:00 noon (New York time) on a Business Day or any day that is not a Business Day, either (x) prepay outstanding Loans, (y) deposit additional Eligible Collateral (to the extent such additional Eligible Collateral is not cash or Eligible Securities, such collateral must be satisfactory to the Agent in its sole discretion) into the Collateral Accounts or (z) exercise its rights to make adjustments under the Repurchase Agreement, in each case in an amount necessary to, after giving effect to such payment, deposit or exercise of rights, cure such Margin Deficiency.
(g) Withdrawal or Substitution of Collateral. (i) Except to the extent provided in Section 2(g)(ii), the Borrower shall not be permitted to withdraw or substitute any Collateral from the Collateral Accounts except that the Borrower shall be permitted to withdraw or substitute Collateral from the Collateral Accounts on any Business Day if all of the following conditions are met:
(A)  the Borrower delivers a written notice of withdrawal or substitution to the Agent on or before 9:00 a.m. (New York time) on the Business Day of the requested withdrawal or substitution;

(B)  prior to and after giving effect to such withdrawal or substitution, no Default or Event of Default exists or would occur;

(C)  all representations and warranties in the Transaction Documents are true and correct as of the date of the requested withdrawal or substitution as if made on such date, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date;

(D)  immediately prior to and after giving effect to such withdrawal or substitution, no Margin Deficiency exists;

(E)  prior to and after giving effect to such withdrawal or substitution, the Asset Coverage is at least 300%; and

(F)  the withdrawal or substitution of such amount of Collateral shall not violate any applicable Law, including Regulation U or Regulation X.

During a Cash Collateral Reduction, the Agent may deliver a Notice of Consent Requirement to the Custodian, following which any withdrawal or substitution of Collateral shall require the delivery of consent for such transaction from the Agent to the Custodian.  To the extent the Borrower is permitted to withdraw or substitute Collateral pursuant to this Section 2(g) and (x) the Agent receives the Borrower’s notice of withdrawal or substitution on or before 9:00 a.m. (New York time) on a Business Day and (y) either (i) the value of such Collateral to be withdrawn or substituted is less than 0.50% of the total assets of the Borrower at such time (or such greater amount subject to the written consent by the Agent in its sole and absolute discretion) or (ii) the Collateral is used to satisfy the Borrower’s periodic shareholder distributions as authorized by the board of trustees of the Borrower, the Agent agrees to deliver the required consent to the Custodian on the same Business Day.  To the extent the Borrower is permitted to withdraw or substitute Collateral pursuant to this Section 2(g) and the Agent receives the Borrower’s notice of withdrawal or substitution after 9:00 a.m. (New York time) on a Business Day, the Agent agrees to deliver the required consent to the Custodian no later than the following Business Day.
(ii)
RIC Qualification Requirements. Notwithstanding anything to the contrary contained in any Transaction Documents (including the provisions of Section 2(f) and Section 2(g)), the Borrower shall be permitted to withdraw Collateral from the Collateral Accounts to the extent necessary to distribute amounts that are required to be distributed to:

(A) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year;

(B) reduce to zero for any such taxable year its liability for U.S. federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto); or

(C) reduce to zero its liability for U.S. federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

(h) Reduction or Termination of Commitment.

(i)     The Borrower may elect to terminate the Floating Rate Loan Commitment in whole or reduce the Floating Rate Loan Commitment on any day by irrevocable written notice to the Agent not less than 30 days prior to the proposed date of termination or reduction (or upon such shorter notice period as mutually agreed upon by the Borrower and the Agent); provided that each reduction of the Floating Rate Loan Commitment shall be in a whole multiple of $1,000,000.  In the event the Floating Rate Loan Commitment is terminated by the Borrower pursuant to this Section 2(h)(i), the Borrower shall pay to the Agent for the account of the Lender on the date of such termination (A) the aggregate principal amount of all outstanding Floating Rate Loans, together with accrued and unpaid interest thereon, and (B) all other fees and other amounts specifically related thereto, if any, payable hereunder.

(ii)    The Lender may elect to terminate the Floating Rate Loan Commitment in whole but not in part on any day by irrevocable written notice to the Agent not less than 175 days prior to the proposed date of termination (or upon such shorter notice period as mutually agreed upon by the Borrower and the Agent); the Agent shall give such notice of termination to the Borrower promptly after its receipt of such notice.  In the event the Floating Rate Loan Commitment is terminated by the Lender pursuant to this Section 2(h)(ii), the Borrower shall pay to the Agent for the account of the Lender on the date of such termination (A) the aggregate principal amount of all outstanding Floating Rate Loans, together with accrued interest thereon and (B) all other fees and other amounts specifically related thereto payable hereunder.

(i) Accrual and Payment of Interest and Fees.

(i)     Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof for each day at a rate per annum equal to the Applicable LIBOR Rate (or, if not available, the Alternative Interest Rate) plus the Spread.

(ii)     Each Fixed Rate Loan shall bear interest on the outstanding principal amount thereof for each day at the applicable Fixed Rate for such Fixed Rate Loan.

(iii)    The Borrower shall pay to the Agent for the account of the Lender, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Floating Rate Loan Commitment exceeds the Floating Rate Total Outstandings.  The commitment fee shall accrue at all times until the Floating Rate Loan Maturity Date, including at any time during which one or more of the conditions in Section 3(b) is not met.

(iv)    All interest and fees shall be due and payable in arrears on the last Business Day of each calendar month and at such other times as may be specified herein.

(j) Evidence of Indebtedness.  The Loans and all payments thereon shall be evidenced by one or more accounts or records maintained by the Agent on behalf of the Lender in the ordinary course of business.  Such accounts or records shall be conclusive absent manifest error.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
(k) Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
(l) Payments Generally.  All payments by or on behalf of the Borrower to the Lender hereunder shall be made to the Agent on behalf of the Lender in full without condition or reduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments hereunder shall be in Dollars and all payments by the Borrower hereunder shall be made to the Agent on behalf of the Lender in Dollars and in immediately available funds not later than 3:00 p.m. (New York time) on the date specified herein.  All payments received by the Agent after 3:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(m) Taxes.

(i)     Defined Terms.  For purposes of this Section, (A) the term “applicable law” includes FATCA, and (B) “Lender” includes any other Person that shall have become party hereto pursuant to an assignment, other than any such Person that ceases to be a party hereto pursuant to an assignment.

(ii)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(iii)     Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(iv)     Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(v)     Indemnification by the Lender.  The Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to the Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to the Lender’s failure to comply with the provisions of Section 8(h) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to the Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lender by the Agent shall be conclusive absent manifest error.  The Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to the Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph.

(vi)     Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(vii)     Status of Lender.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2(m)(vii)(B)(1), (2) and (4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(B) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(1)
 any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(2)
 any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

A.  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
B.  executed copies of IRS Form W-8ECI;
C.  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
D.  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;
(3)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4)
 if a payment made to the Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(viii)    Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(ix)        Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(x)        Change of Lending Office. The Lender agrees that, upon (i) the occurrence of any event giving rise to the payment of additional amounts or Indemnified Taxes under Section 2(m) with respect to the Lender or (ii) the request for payment of Increased Costs attributable to Taxes pursuant to Section 8(l), then it will, in each case, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of the Lender, cause the Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2(m)(x) shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2(m)(i).

(n) Default Interest.  If any amount payable by the Borrower under any Transaction Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Any such amounts shall be due and payable upon demand.  Furthermore, while any Event of Default has occurred and is continuing (including after the commencement of any proceeding under any applicable Debtor Relief Law), the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, to the fullest extent permitted by applicable Laws.
(o) Funding Losses.  Upon demand of the Lender (accompanied by a certificate described below) from time to time, the Borrower shall promptly compensate the Lender for, and hold the Lender harmless from, any loss, cost or expense attributable to any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower in accordance with this Agreement.  A certificate of the Lender as to the amount of such loss, costs or expenses, submitted to the Borrower by the Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such costs and expenses, absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate with ten (10) Business Days after Borrower’s receipt of such certificate.
(p) Make Whole Amount.  If the Borrower prepays, in whole or in part, any Fixed Rate Loan prior to the relevant Fixed Rate Loan Maturity Date (the date of each such prepayment, an “Optional Early Repayment Date”, and the amount of each such prepayment, an “Optional Early Repayment Amount”), such prepayment shall be accompanied by a payment by the Borrower of the applicable Breakage Cost Amount.  The “Breakage Cost Amount” with respect to any Optional Early Repayment Date shall be determined by the Agent in good faith based on assumptions that the Agent determines to be reasonable at the time of assessment thereof, and the Agent shall furnish a copy of the calculations of such determination to Borrower promptly upon request and shall consult with the Borrower regarding any differences with Borrower’s determination of such amounts. For the avoidance of doubt, no Breakage Cost Amount shall be payable solely due to an Advent Funds Merger where the Borrower or an entity managed by the Investment Adviser that is party to a financing transaction with the Lender or the Agent is the surviving entity.
3. CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS
(a) Conditions Precedent to Effectiveness. This Agreement shall become effective upon satisfaction or waiver of the following conditions precedent:
(i)	The Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated as of the Closing Date and in form and substance satisfactory to the Agent:
(A) duly executed counterpart of this Agreement;

(B) duly executed Security Documents and all documents contemplated thereby, including UCC-1 financing statements;

(C) certified copies of (1) the Organization Documents and the Offering Documents (including any amendments or supplements thereto) of the Borrower, (2) the resolutions of the board of trustees of the Borrower authorizing and approving the execution, delivery and performance by the Borrower of this Agreement, the Security Agreement, and the other Transaction Documents and the Loans hereunder, and otherwise satisfactory to the Agent; and (3) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Security Agreement, and any other Transaction Document;

(D) a certificate of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower and any other person designated by the Borrower’s board of trustees authorized to sign this Agreement, the Security Agreement, any other Transaction Document, or any other document to be delivered hereunder or thereunder;

(E) copies of the Organization Documents (including any amendments or supplements thereto) of the Investment Adviser certified as of a recent date not more than thirty (30) days prior to the Closing Date;

(F) certificates evidencing the good standing of each of the Borrower and the Investment Adviser in its jurisdiction of formation dated as of a recent date reasonably satisfactory to the Agent as to the good standing of the Borrower and the Investment Adviser;

(G) the results of tax, judgment and Lien searches on the Borrower in the State of Delaware, obtained by and satisfactory to the Agent, and dated as of a recent date reasonably satisfactory to the Agent;

(H) an executed payoff letter in form and substance reasonably acceptable to the Agent evidencing repayment in full of the Existing Credit Agreement, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing and such other Uniform Commercial Code termination statements as the Agent may reasonably request, such termination statements to be filed as soon as practicable after the Closing Date;

(I) opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Borrower;

(J) a Borrowing Notice for the Loans to be made on the Closing Date that meets the requirements, other than with respect to prior delivery, set forth in Section 2(b); and

(K) such other assurances, certificates, documents or consents as the Agent reasonably may require.

(ii) The Collateral Accounts has been established by the Borrower.
(b) Conditions Precedent to All Loans.  The obligation of the Lender to make any Loan (including the Loans made on the Closing Date) is subject to satisfaction of the following conditions precedent:
(i)    The representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan immediately prior to and after giving effect to such Loan, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date.

(ii)    No Default or Event of Default shall exist, or would result from such proposed Loan.

(iii)    Neither the Lender nor the Borrower shall have terminated the Facility effective as of such draw date.

(iv)    The applicable Custodian shall not have provided notice of termination of the applicable Control Agreement unless a successor control agreement is in effect.

(v)   Prior to and after giving effect to such Loan, the Asset Coverage shall be at least 300%.

(vi)    Immediately prior to and immediately after giving effect to such Loan, no Margin Deficiency exists, the Total Outstandings shall not exceed the Aggregate Facility Amount or the Maximum Amount and the Floating Rate Total Outstandings shall not exceed the Floating Rate Loan Commitment.

(vii)  The Agent has received evidence that the Collateral Requirement has been satisfied.

(viii) The absence of any action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

(ix)   Each borrowing shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 3(a) (solely for the initial Loans), and Section 3(b), as applicable, have been satisfied on and as of the date of the making of a Loan.

(x)    The Borrower shall have provided any form requested by the Agent necessary to comply with Regulation U or Regulation X, or any other provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States.

4. REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Agent and the Lender that:
(a) Existence, Qualification and Power.  The Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it is required to be licensed and where, in each case, failure to so qualify and be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its material properties and to carry on its business as now conducted and as proposed to be conducted.
(b) Authorization; no Contravention.  The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents (when delivered) and the grant of the security interest contemplated hereby with respect to the Collateral are within its trust powers, have been duly authorized by all necessary trust action, and do not (i) contravene the Borrower’s Organization Documents, (ii) contravene any material contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its material properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any Collateral other than Liens in favor of the Lender in connection with the Transaction Documents or (iv) violate any applicable Law (including the Securities Act of 1933, the Exchange Act, and the Investment Company Act and the regulations thereunder) or writ, judgment, or injunction
(c) Governmental Authorizations; Other Consents.  Except for any filings specifically provided for in the Transaction Documents, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.
(d) Compliance with Laws.  The Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(e) Binding Effect.  This Agreement and the other Transaction Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms in all respects, subject to Debtor Relief Laws and equitable principles.
(f) No Default.  No Default or Event of Default has occurred and is continuing.
(g) Investment Company Act.  The Borrower is a “diversified” “closed-end” “management investment company” and is registered under the Investment Company Act. The Borrower has elected to be treated as, and has qualified as, a “regulated investment company” (as defined in Section 851(a) of the Code) for U.S. federal income tax purposes and has never failed to qualify as such for any taxable year. The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.
(h) Government Filings.  The Borrower has made all material filings with the Securities and Exchange Commission and any other Governmental Authority, as required by applicable Law.
(i) Regulation T/U/X Transaction.  (i) The Transaction Documents, including the Loans and the withdrawal and substitution rights of the Borrower, do not contemplate any actions that would violate Regulation T, U, or X, as applicable and (ii) the Borrower has not taken any actions under the Transaction Documents or used the proceeds of the Loans in a manner that could result in a violation of Regulation T, U or X, as applicable.
(j) Taxes. The Borrower has filed all federal income tax returns and all other material tax returns which are required to be filed by it. The Borrower has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for (a) Taxes contested in good faith through proceedings diligently pursued and as to which adequate reserves have been provided in accordance with Appropriate Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(k) No Collateral MAE.  Since October 31, 2016, no event that is substantially likely to result in a Material Adverse Effect on the Collateral or the Collateral Requirement has occurred.
(l) Disclosure.  All written information (i) provided with respect to the Borrower or Investment Adviser or by or on behalf of such Persons to the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of the Borrower provided to the Lender, or (ii) provided or to be provided by or on behalf of the Borrower in any Offering Document of the Borrower was or will be, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading taken as a whole in light of the time and circumstances under which such statements were made, provided, however, that with respect to projections and pro forma financial information and information of a general industry or economic nature contained in the referenced materials above, the Borrower and Investment Adviser represent only that the same were prepared in good faith based upon estimates and assumptions believed by management of Borrower and Investment Adviser to be reasonable at the time being made, it being recognized by the Lender that such written information as it relates to the future is not to be viewed as fact and that actual results during the period or periods covered by such written information may differ from the projected results set forth therein in a material way.
(m) Licenses; Approvals.  All material licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(n) Investment Policies.  On the Closing Date, the Investment Policies are fully and accurately described in all material respects in the Borrower’s Offering Documents, as supplemented by any annual report included within Form N-CSR filed with the Securities and Exchange Commission.
(o) Anti-Corruption; Anti-Money Laundering.  Neither the Borrower nor the Investment Adviser, nor any of their respective trustees, nor, to the Borrower’s knowledge, any of their respective officers, employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws, and the Borrower and the Investment Adviser have instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.
(p) Sanctions.  (i) Neither the Borrower, the Investment Adviser, nor any of their respective trustees, nor, to the Borrower’s knowledge, any of their respective directors, officers or employees is (A) a Sanctioned Person, or (B) in violation of any Sanctions, and (ii) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.
The Borrower will be deemed to have repeated each of the representations and warranties contained in this Section 4 on each day that the Borrower requests a Loan.
5. AFFIRMATIVE COVENANTS
On and after the Closing Date and for so long as the Lender has a commitment to make a Loan or any Obligations (other than unasserted contingent indemnity obligations) hereunder remain unpaid or unsatisfied, the Borrower will observe the following covenants:
(a) Existence.  The Borrower shall (i) preserve and maintain its existence, (ii) maintain in full force and effect its registration as a diversified, closed-end management investment company under the Investment Company Act, (iii) take (or omit to take) all actions necessary to ensure the Borrower qualifies as, and will continue to qualify as, a “regulated investment company” (as defined in Section 851(a) of the Code) for U.S. federal income tax purposes, and (iv) preserve, renew and keep in full force and effect its rights, privileges and franchises necessary in the normal conduct of its business except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b) Reporting Requirements.  The Borrower will furnish to the Agent, or cause to be furnished to the Agent:
(i)    as soon as available, but in any event on the first Business Day of each calendar month, the Borrower’s Net Asset Value as of the end of the immediately preceding calendar month;

(ii)    as soon as available, but in any event no later than forty-five (45) days following the end of each calendar month, a Compliance Certificate with respect to the immediately preceding calendar month;

(iii)    as soon as possible, but in any event no later than two (2) Business Days following the end of each calendar quarter, an account compliance summary of the Borrower prepared by the applicable Custodian (which shall include fund performance data of the Borrower including but not limited to Leverage Ratios and Asset Coverage Ratios) with respect to the immediately preceding calendar quarter;

(iv)    as soon as possible and in any event within two (2) Business Days after the Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default or (B) any actual or threatened litigation or other event which, if adversely determined against the Borrower, could reasonably be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(v)    [reserved]; and

(vi)    promptly after written request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request.

(c) Use of Proceeds.

(i)    The Borrower will use the proceeds of the Loans solely (x) to purchase or otherwise acquire investments, in each case, consistent with its Investment Policies, (y) to make any payments required or permitted by the Borrower pursuant to the Repurchase Agreement and (z) for the purpose of paying off the Existing Credit Agreement on the Closing Date.

(ii)    The Borrower shall not request any Loan, and shall not (and shall procure that its respective directors, officers, employees and agents shall not) use the proceeds of any Loan, in each case, directly or indirectly, (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country that is a Sanctioned Country, in each case, in violation of applicable Sanctions, or (B) in any manner that would result in the violation of any applicable Sanctions.

(iii)    No portion of the proceeds of any Loan will be used, directly or indirectly, in violation of Anti-Corruption Laws or applicable Anti-Money Laundering Laws.
(d) Payment of Obligations.  The Borrower shall pay and discharge or otherwise satisfy as the same shall become due and payable, all its taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(e) Inspection Rights.  The Borrower shall, at any reasonable time during normal business hours and upon reasonable prior notice, from time to time, permit the Agent or any agent or representative thereof (in each case, subject to Section 8(m)) to (i) visit and inspect the properties of the Borrower and discuss the affairs, finances, assets and accounts of the Borrower with any of the officers and directors of the Borrower and (ii) discuss the affairs, finances, assets and accounts of the Borrower with its independent certified public accountants in the presence of its officers or directors and to examine and make copies of and abstracts from their records and books of account, all at the expense of the Borrower; provided, the number of visits is not to exceed three (3) per fiscal year so long as no Event of Default has occurred; provided, further however, that during the existence of an Event of Default, the Agent or any agent or representative thereof may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
(f) Keeping of Books.  Borrower shall keep proper books of record and accounts as are necessary to prepare financial statements in accordance with Appropriate Accounting Principles.
(g) Compliance with Investment Company Act.  The Borrower shall comply with all material requirements of the Investment Company Act, including Section 18(a) thereof.
(h) Compliance with Other Laws.  The Borrower shall comply with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.
(i) Compliance with Organization Documents and Offering Documents. The Borrower shall and Investment Adviser shall cause the Borrower to comply with all of the material provisions of its Organization Documents, Investment Policies, and Offering Documents.
(j) Further Assurances.  The Borrower agrees that upon the request of the Agent, it shall execute and/or deliver additional agreements, documents and instruments, and take such further actions as required under any applicable Law or that the Lender may reasonably request (i) to assure the Agent is perfected with a first priority Lien on the Collateral (except, with respect to priority, subject to Liens permitted pursuant to clause (a), (b) or (c) of the definition of Permitted Liens) or (ii) to carry out the material provisions of the Transaction Documents.
6. NEGATIVE COVENANTS
On and after the Closing Date and for so long as the Lender has a commitment to make a Loan or any Obligations (other than unasserted contingent indemnity obligations) have not been paid in full, the Borrower will observe the following covenants:
(a) Senior Securities.  The Borrower shall not have outstanding more than one class of Senior Security representing indebtedness within the meaning of Section 18(c) of the Investment Company Act except as permitted by Section 18(e) of the Investment Company Act.
(b) Liens.  The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its Collateral, except Permitted Liens.
(c) [Reserved].
(d) Mergers, Etc.  Without the prior written consent of the Agent, not to be unreasonably withheld or delayed, the Borrower shall not merge or consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of the Borrower; provided, however, that such consent of the Agent shall be deemed to be given for an Advent Funds Merger, provided that the surviving entity shall assume the Borrower’s obligations under the Transaction Documents and so long as (i) the Agent is provided written notice of any such Advent Funds Merger at least two weeks prior to any board meeting (or similar action) during which such Advent Funds Merger is submitted for approval and (ii) the Agent does not provide written notice to the Borrower prior to such board meeting (or similar action) that the Agent does not consent to such Advent Funds Merger.
(e) No Amendment of Investment Policies or Organization Documents.  The Borrower shall not consent to (without the prior written notice to, and the prior written consent of, the Agent and the Lender, such consent to be provided in each such Person’s sole discretion) any material amendment, supplement or other modification of any of the material terms or provisions of its Investment Policies or Organization Documents relating to (i) valuation of assets or the determination of net asset value that would cause the valuation policies adopted by the board of trustees of the Borrower from time to time to fail to comply with the Investment Company Act and the rules and regulations thereunder,  (ii) the use of the Loans hereunder, or (iii) the power to borrow money and pledge assets, in the case of each of the preceding clauses (i) through (iii) to the extent such consent could result in a Material Adverse Effect.
(f) Transactions with Affiliates.  The Borrower shall not enter into any transaction with or make any payment or transfer to any affiliate (as defined in the Investment Company Act) of the Borrower that would violate any applicable Law (including the Investment Company Act).
(g) Compliance with Margin Regulations. The Borrower shall not take any action that would result in a violation of Regulation T, U, or X, as applicable.
7. EVENTS OF DEFAULT AND REMEDIES
If any of the following events (each, an “Event of Default”) shall occur:
(a) Payment Default.  The Borrower shall fail to pay when due (i) any of the outstanding principal of any Loan; (ii) within three (3) Business Days thereafter, the amounts required to be prepaid pursuant to Section 2 or accrued interest on any Loan; or (iii) within five (5) Business Days thereafter, other amounts or fees owing pursuant to any of the Transaction Documents; or
(b) Specific Covenants.  The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Sections 5(a), (b)(iv), (c) or (e), or Section 6; or
(c) Collateral Withdrawal.  Without obtaining the prior written consent of the Agent, the Borrower or the Investment Adviser submits unilateral instructions to the applicable Custodian for a withdrawal of Collateral from the Collateral Accounts which individually or in the aggregate would result in a withdrawal of Collateral from the Collateral Accounts in contravention of Section 2(g); or
(d) Custody/Control Agreement Terminations.  (i) The applicable Custody Agreement shall have been terminated without the prior written consent of the Agent and the Collateral has not been transferred to an account at a successor custodian and subject to a control agreement with the Agent, in each case, reasonably acceptable to the Agent; or (ii) the applicable Custodian (A) transfers or otherwise permits the withdrawal of Collateral in contravention of the terms of the applicable Control Agreement, or (B) fails to comply with any other material provision of the applicable Control Agreement and such failure continues to not be remedied for three (3) Business Days; or

(e) Failure to Pay Custodian.  The Borrower shall fail to pay to the applicable Custodian, when due, any fees, expenses or charges in an aggregate amount greater than $250,000 under the applicable Custody Agreement and (x) such failure continues for five (5) Business Days or (y) the applicable Custodian exercises any remedies against the Collateral; or
(f) Default under Transaction Documents.  (i) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document (in each case, not otherwise specified in this Section 7), and such failure remains unremedied for seven (7) Business Days (or five (5) Business Days with respect to Section 5(b)(ii)), subject to clause (t) below with respect to Section 5(b)(i); (ii) there occurs any “Event of Default” (as defined in the Repurchase Agreement) under the Repurchase Agreement as to which the Borrower is the defaulting party; or (iii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in any other agreement between the Agent, the Lender or any of their respective Affiliates, on the one hand, and the Borrower, on the other hand, to be performed or observed by the Borrower, and (x) such failure remains unremedied for fifteen (15) days, or (y) the effect of such failure is to cause the obligations of the Borrower thereunder to be accelerated, demanded or to become due, or with respect to any Swap Contract with the Agent, the Lender or any of their respective Affiliates, to cause the occurrence of an “Early Termination Date” thereunder; or
(g) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or Investment Adviser herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (except to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects); or
(h) Invalidity of Transaction Documents.  Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, Investment Adviser, applicable Custodian or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or Borrower denies in writing that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind (except as permitted thereunder) any provision of any Transaction Document; or
(i) Cross-Default.  (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable notice requirement or grace period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) and the aggregate outstanding principal amount for or in respect of all such Indebtedness (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) is more than the Threshold Amount, or (B) fails (unless such failure is cured or waived) to observe or perform any other agreement or condition relating to any Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) after giving effect to any applicable notice requirement or grace period, or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any “Event of Default” under such Swap Contract as to which the Borrower is the “Defaulting Party” or (B) any “Termination Event” under such Swap Contract as to which the Borrower is an “Affected Party” (each italic term as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof under all such Swap Contracts is greater than the Threshold Amount and such event is not cured or waived; or
(j) Inability to Pay Debts; Attachment; Insolvency Proceedings, Etc.  (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) the Borrower institutes or consents to the institution of any proceeding under any Indebtedness or Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Indebtedness or Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (vi) the Borrower shall take any action to authorize any of the actions set forth above in this Section 7(j); or
(k) Judgments.  There is entered against the Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and the Borrower has posted a bond or cash collateral; or
(l) Regulatory Event.  A Regulatory Event shall occur; or
(m) Change of Management.  A Change of Management shall occur; or
(n) Lien Defects.  The Agent or the Lender shall cease to have a first priority perfected Lien in the Collateral (except, with respect to priority, subject to Liens permitted pursuant to clause (a), (b) or (c) of the definition of Permitted Liens); or
(o) NAV.  The Borrower’s Net Asset Value (i) determined as of any date declines by seventy percent (70%) or more as compared to its Net Asset Value determined as of the first Business Day of the calendar month in which the Closing Date occurs, or (ii) determined as of the last Business Day of any calendar month declines by fifty percent (50%) or more as compared to its Net Asset Value determined as of the last Business Day of the 12th preceding calendar month (i.e., on a twelve-month rolling basis); or
(p) Key Indictment.  Any Person that has senior or material day-to-day involvement with the investment activities or management of the Borrower or Investment Adviser, or their respective Affiliates, shall have been indicted, with respect to a Governmental Authority in a jurisdiction in the United States, or criminally charged with an offense by any other Governmental Authority that is punishable by deprivation of liberty for a maximum term which shall be greater than one (1) year, for a fraudulent act, a violation of securities or banking laws, or for a willful act related to the Borrower, Investment Adviser or their respective businesses; or
(q) Asset Value.  (i) The Asset Coverage is less than 200% at any time after the Closing Date and remains less than 200% for the two (2) immediately succeeding Business Days, provided that the foregoing cure period applies only if the Lender is furnished with the Borrower’s Net Asset Value as of each of the days in which the Asset Coverage is less than 200%; or (ii) on the date of any Loan and after giving effect to such Loan, the Asset Coverage is less than 300%; or

(r) Margin Deficiency.  A Margin Deficiency shall occur and such deficiency is not cured within the cure period set forth in Section 2(f); or
(s) Material Filing.  The Borrower fails to make any material filing (including, without limitation, Forms N-CSR and N-CSRS) with the Securities and Exchange Commission or any other Governmental Authority, as required by applicable Law, in each case, within the time period prescribed by applicable Law but after giving effect to any extension provided by filing a notification pursuant to Rule 12b-25 under the Exchange Act and any required approval by the applicable Governmental Authority; provided that to the extent such failure is caused by an error or omission of an administrative or operational nature, such failure shall not constitute an Event of Default unless such failure continues for ten (10) Business Days; provided further that, (i) the foregoing cure period shall not apply with respect to filings of Forms N-CSR and N-CSRS, and (ii) no such cure period shall apply to the extent two (2) filing failures have already occurred during the then current calendar year. The parties agree that no Event of Default shall have occurred pursuant to this clause if the Borrower’s failure to comply with this clause is the result of a Force Majeure, so long as any material filing is made as soon as practical after such Force Majeure ceases to exist; or
(t) Net Asset Value Reporting.  The Borrower fails to furnish to the Agent its Net Asset Value as required under Section 5(b)(i), and such failure continues for two (2) Business Days after the Agent has notified the Borrower that the Net Asset Value is not (i) publicly available on the website of the Borrower or Guggenheim Investments or (ii) available on Bloomberg using the ‘Equity NAV’ function or ‘Description’ function; provided, however, that no Event of Default shall have occurred pursuant to this clause (t) if the Borrower’s failure to comply with this clause (t) is the result of a Force Majeure, so long as its Net Asset Value is made publicly available or delivered to the Lender as soon as practical after such Force Majeure ceases to exist;
then, and in any such event, the Agent may (i) declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Transaction Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Transaction Documents shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) declare the obligation of the Lender to make any Loan to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7(j), (x) the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Transaction Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (y) the obligation of the Lender to make Loans shall automatically be terminated. In addition to the foregoing, upon the occurrence of an Event of Default, the Lender may, at its option, instruct the Custodian to transfer the whole or any part of the Collateral into the name of the Agent or the Lender, or the name of its nominee, notify the obligors on any Collateral to make payment to the Agent, the Lender or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the Agent or the Lender determines in its sole discretion, and exercise any other rights and remedies under any Transaction Document, at law or in equity.
8. MISCELLANEOUS
(a) Effectiveness.  This Agreement shall become effective on the date hereof upon the receipt by the Agent of the documents and other items set forth in Section 3(a).
(b) Amendments, etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender, the Borrower and the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, in the event of a Change in Law or other change in any relevant interpretation, enforcement or implementation of Regulation T, Regulation U, Regulation X or any other applicable Law with respect to the amount permitted to be borrowed under this Agreement and secured by the Collateral that materially and adversely affects the rights of any party hereto, each of the parties hereto agrees to enter into good faith negotiations to amend, modify or restructure this Agreement and the other Transaction Documents.
(c) Notices; Effectiveness.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth on the applicable signature blocks hereto or as given from each party to the other in writing from time to time.  All notices and other communications shall be deemed to be effective upon receipt; provided that notices delivered through electronic communications to the extent provided in sub-clause (ii) below, shall be effective as provided in such sub-clause (ii).  The Lender and the Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.
(d) No Waiver; Cumulative Remedies.  No failure by the Lender or the Agent to exercise, and no delay by the Lender or the Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(e) Expenses.  The Borrower agrees to pay or reimburse the Lender and the Agent for (i) all costs and expenses (including reasonable and documented legal fees and expenses of one counsel for the Lender and the Agent plus any one local counsel per applicable jurisdiction) incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (ii) all documented costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law).  All such amounts shall be payable within ten (10) Business Days after demand therefor.
(f) Indemnification.  The Borrower shall indemnify and hold harmless on an after-Tax basis the Lender and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented legal fees and expenses of one counsel for the Lender and the Agent plus one counsel per applicable jurisdiction) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature whatsoever, other than Taxes (which are governed by Section 2(m)), except for Taxes that represent losses, claims or damages arising from any non-Tax claim, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (i) the execution, delivery and performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, and the consummation and administration of the transactions contemplated hereby and thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee.  No Indemnitee or party hereto or thereto shall have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).
(g) Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
(h) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, (ii) the Agent may not assign or otherwise transfer any of its rights or obligations hereunder except, upon prior written notice to the Borrower, to any Affiliates of the Lender or of the Agent or any Person sponsored, administered or managed by the Lender or the Agent or any Affiliate thereof, and (iii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) upon prior written notice to the Borrower, to the Agent, any Affiliate of the Lender or the Agent or any Person sponsored, administered or managed by the Lender, the Agent or any Affiliate thereof or any other Person (other than a natural person) approved by the Agent and, unless an Event of Default has occurred and is continuing at the time of such assignment, the Borrower (each such approval not to be unreasonably withheld or delayed), (B) by way of participation in all or a portion of the Lender's rights and/or obligations hereunder (including all or a portion of its Floating Rate Loan Commitment and/or the Loans); provided that (w) the Lender’s obligations under this Agreement and any other Transaction Document shall remain unchanged, (x) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (y) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with the Lender’s rights and obligations under this Agreement and the other Transaction Documents and (z) any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and the other Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Transaction Documents, or (C) by way of pledge or assignment of a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).  The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining the Participant Register.
(i) Register.  The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and a register for the recordation of the name and address of the Lender, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice
(j) No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
   (k)                   Inability to Determine Applicable LIBOR Rate.  If at any time the Lender, in its sole discretion determines that (i) adequate and reasonable means do not exist for determining the Applicable LIBOR Rate, or (ii) the Applicable LIBOR Rate does not accurately reflect the funding cost to the Lender of making such Floating Rate Loans, the Lender or the Agent shall give prompt written notice to the Borrower thereof, and all references to the Applicable LIBOR Rate shall be deemed to be to the Alternative Interest Rate for the period during which such circumstance exists.
   (l)                    Illegality.  If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates, in each case, based upon the Applicable LIBOR Rate, until the Lender determines that the foregoing events no longer apply, the Applicable LIBOR Rate shall be deemed to be equal to the Alternative Interest Rate.
(m) Increased Cost.  The Borrower shall reimburse or compensate the Lender, upon demand, for all additional costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender or any Change in Law or in the interpretation or application thereof after the date hereof; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law (including any Tax (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes)), provided that (i) such amounts shall be consistent with amounts that the Lender is generally charging other borrowers similarly situated to the Borrower under substantially similar facilities with substantially similar assets from whom the Lender is entitled to seek such compensation, (ii) the Lender shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amounts to be paid to it hereunder and the calculations used in determining such amounts shall be conclusive absent manifest error and (iii) the Borrower shall not be required to compensate the Lender pursuant to this Section 8(m) for any increased costs or reductions incurred more than 180 days prior to the date that the Lender demands compensation from the Borrower.
(n) Confidentiality.
(i)    Each of the Lender and the Agent agree to maintain the confidentiality of all information received from or on behalf of the Borrower relating to the Borrower or its business (“Borrower Confidential Information”), and the Borrower agrees that it will not file with the Securities and Exchange Commission and that it will otherwise maintain the confidentiality of each of the Transaction Documents, the name of the Lender and the Agent and all other information received from the Lender or the Agent, including all reports prepared by the Agent or the Lender

(“Lender Confidential Information” and, together with Borrower Confidential Information, “Confidential Information”) except that the Borrower may disclose Lender Confidential Information and the Lender or the Agent may disclose Borrower Confidential Information (i) to its and its respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, “Representatives”); (ii) to the extent requested by any regulatory or self-regulatory authority or required by applicable Laws or by any subpoena or similar legal process; (iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (iv) in the case of the Lender or the Agent, subject to an agreement containing provisions substantially similar to those of this Section 8(n), to any actual or prospective permitted assignee or participant in any of the Lender’s rights or obligations under this Agreement or any credit insurance (or credit reinsurance) provider of the Lender; (v) with the consent of the Borrower with respect to the disclosure of Borrower Confidential Information, and with the consent of the Lender and the Agent with respect to the disclosure of Lender Confidential Information; or (vi) to the extent such Confidential Information (A) is available to the disclosing Person on a nonconfidential basis prior to disclosure by the other Person, (B) becomes publicly available other than as a result of a breach of this Section 8(n) or (C) becomes available to the disclosing Person on a nonconfidential basis from a source other than the other Person.  It is understood and agreed that regulators having jurisdiction over the Agent or the Lender shall have unrestricted access to all books, records, files and other materials in the Agent’s or the Lender’s possession, including any Borrower Confidential Information, and disclosure of any Borrower Confidential Information to such persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Borrower.  Notwithstanding anything to the contrary in the foregoing, neither the Agent, the Lender nor any of their respective Affiliates shall disclose any Borrower Confidential Information to a Competitor of the Borrower or the Investment Adviser.

(ii)   The Borrower agrees to maintain the confidentiality of the content of Appendix I and Appendix II, except that such content may be disclosed (i) to each of its Representatives who need to know such content in relation to the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of Appendix I and instructed to keep the content of Appendix I confidential and that the Borrower shall be responsible for any breach or failure to comply with this Section 8(m)(ii) (or any instruction hereunder) by its Representatives), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over the Borrower (including any self-regulatory authority), (iii) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, or (iv) with the consent of the Agent.

(o) Set-off.  In addition to any rights and remedies of the Agent and the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation.  The Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
(p) Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(q) Counterparts; Integration.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(r) Survival.  Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Sections 2(m), 8(f), 8(l), 8(m), 8(v), 8(x) and 8(z) shall survive any termination of this Agreement.
(s) Severability.  If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(t) Governing Law.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(u) Jurisdiction.  Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of New York for the purposes of all legal proceedings arising out of or relating to any of the Transaction Documents or the transactions contemplated thereby.  Each party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to each party hereto at its address set forth beneath its signature hereto.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(v) WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.
(w) Judgment Currency.  If, under any applicable Law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other

Currency”) other than Dollars then, to the extent that the payment (when converted into Dollars at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase Dollars with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall.  For the purpose of this Section 8(v), “rate of exchange” means the rate at which in accordance with normal banking procedures the Payee is able on the relevant date to purchase Dollars with the Other Currency and shall take into account any premium and other costs of exchange.
(x) Appointment as Agent; Limitation of Liability. The Lender irrevocably appoints the Agent as its administrative agent and collateral agent under this Agreement and the other Transaction Documents and authorizes the Agent or any Affiliate of the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto.  The Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents.
(y) Conflicts Disclosure; Waiver and Exculpation.  The Borrower hereby acknowledges that the Lender, the Agent and their respective Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial, trading or investment banking business with (including the provision of brokerage, asset management and advisory services to) the issuer of any Eligible Security or their respective Affiliates or any other Person having obligations relating to the Borrower or any Eligible Security, and may act with respect to such business in the same manner as if this Agreement or the Loans did not exist (including in a way that may be directly or indirectly adverse to the interests of the Borrower).  The Borrower hereby waives any claim in respect of any such potential or actual conflict, and agrees that it will not seek to hold the Lender, the Agent or their respective Affiliates liable for any losses or obligations of the Borrower that may result with respect to such business.
(z) USA PATRIOT Act.  The Lender and the Agent (for itself and not on behalf of the Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower which information includes the name of the Borrower and other information that will allow the Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Lender and the Agent, as applicable.
(aa) Acknowledgements.  The Borrower hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents; (ii) none of the Agent nor the Lender has any fiduciary or advisory relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Borrower, on the one hand, and the Agent and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lender or Agent and the Borrower.
(bb) Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)   the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(cc) Other Account.  Notwithstanding anything herein to the contrary, the Borrower is permitted to establish and maintain other accounts, which accounts shall not form part of the Collateral.
9. DEFINITIONS; CONSTRUCTION
(a) Except as otherwise set forth in the Exhibits or Appendices hereto, the following terms, as used herein, have the following meanings:
“Advance Rate” means, at any date, the quotient (expressed as a percentage) of (i) the sum of (a) Total Outstanding Amount, (b) Swap Mark-to-Market Exposure, and (c) Funding Mark-to-Market Exposure at such date divided by (ii) the Total Eligible Collateral Value at such date.
“Advent Funds Merger” means a merger or consolidation between or among any of the Borrower, Advent Claymore Convertible Securities and Income Fund II or Advent Claymore Enhanced Growth & Income Fund.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.  With respect to the Borrower “Affiliate” has the meaning ascribed to the term “Affiliated Person” in the Investment Company Act and the rules and regulations thereunder, including the meaning ascribed to the term “Control” in the Investment Company Act and the rules and regulations thereunder.
“Aggregate Eligible Collateral Value” means the aggregate Market Value of all Eligible Collateral.
“Aggregate Facility Amount” means, as of any date, (i) $150,000,000 minus (ii) the principal amount of Fixed Rate Loans paid prior to such date minus (iii) the amount of reductions in the Floating Rate Commitment prior to such date.
“Alternative Interest Rate” means, for any day with respect to any Floating Rate Loan , the higher of (A) the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1% and (B) the “prime rate” as quoted by Bloomberg L.P. in its “PRIMBB Index” (or any successor or replacement index) for such day (or if such day is not a Business Day, the immediately prior Business Day); provided that in no event shall the Alternative Interest Rate be less than zero.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable from time to time to the Borrower or any of its Affiliates concerning bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.).
“Anti-Money Laundering Laws” means any Laws applicable from time to time to the Borrower, the Investment Adviser or any of their respective Affiliates relating to money laundering or terrorist financing, including, without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).
“Applicable LIBOR Rate” means for any day with respect to any Floating Rate Loan:
(i)   the applicable ICE Benchmark Administration’s LIBOR (or such corresponding rate published by any successor in interest to the ICE Benchmark Administration) (“ICE LIBOR”), as published by Bloomberg (or, if not so published, other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, then the ICE LIBOR published on the immediately preceding Business Day), for Dollar deposits (for delivery on such day or such immediately preceding Business Day, as applicable) with a three-month term,

(ii)   if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average interest settlement rate for Dollar deposits (for delivery on such day) with a term of three months, determined as of approximately 11:00 a.m. (London time) on such day, or

(iii)   if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits for delivery on such day in same day funds in the approximate amount of the Floating Rate Loan being made and with a term of three months would be offered by the London Branch of Société Générale to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) on such day;

provided that in no event shall the Applicable LIBOR Rate be less than zero.
“Appropriate Accounting Principles” means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied or (ii) international accounting standards adopted by the International Accounting Standards Committee that are applicable to the circumstances as of the date of determination, consistently applied.
“Asset Coverage” means the ratio, expressed as a percentage, of (a) the value of total assets of the Borrower, less all liabilities and indebtedness of the Borrower not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) the aggregate amount of Senior Securities (as such term is defined in the Investment Company Act) representing indebtedness of the Borrower, determined on the basis of values calculated as of a time within forty-eight (48) hours (not including Sundays or holidays) next preceding the time of such determination.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing Notice” has the meaning specified in Section 2(b).
“Breakage Cost Amount” means, with respect to each prepayment of a Fixed Rate Loan, in whole or in part, prior to the applicable Fixed Rate Loan Maturity Date, an amount equal to the sum of the Swap Breakage Cost and the Funding Breakage Cost determined with respect to such prepayment.
“Business Day” means any day other than a Saturday, Sunday, Good Friday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital-At-Risk” means the weighted average of the Haircuts of (i) the Eligible Collateral and (ii) the “Eligible Portion” of each “Purchased Security”, in each case under (and as defined in) the Repurchase Agreement.
“Cash” means all cash denominated in Dollars (or any other currency acceptable to Agent in its sole discretion) at any time and from time to time deposited in the Collateral Accounts, to the extent that it is not subject to any Liens other than Permitted Liens.
“Cash Equivalents” means money market funds or other short-term highly liquid investments.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) with the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Management” shall be deemed to have occurred if the Investment Adviser ceases to be the Qualified Investment Adviser of the Borrower, unless a replacement Qualified Investment Adviser acceptable to Agent has been engaged by the Borrower.
“Closing Date” means December 15, 2017.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means any and all “Collateral,” as defined in the Security Agreement.
“Collateral Accounts” means the “Collateral Accounts” as defined in the Security Agreement.
“Collateral Requirement” means the requirement that:
(i)   all documents and instruments required by applicable Laws or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(ii)   the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(iii)   the Borrower shall have taken all other action reasonably required by it under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

“Commitment” means the Fixed Rate Loan Commitment and the Floating Rate Loan Commitment.
“Commitment Fee Rate” means with respect to a Floating Rate Loan 0.25% per annum.

“Competitor” means, as of any date, any Person that is (a) an asset manager investing in or advising on products similar to the Investment Adviser's or the Borrower’s investment products or (b) any Affiliate of a Person in clause (a), which Person, in each case, has been designated by the Borrower as a “Competitor” by written notice to the Agent and the Lender; provided that “Competitor” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.
“Compliance Certificate” means a compliance certificate in the form of Exhibit B, containing the information required therein, and signed by a Responsible Officer a Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Agreement” means (i) the Control Agreement dated as of the date hereof among the Borrower, the Agent and The Bank of New York Mellon, acting in its capacity as custodian, or (ii) any subsequent control agreement among the Borrower (or, in the case of an Advent Funds Merger, an Affiliate or successor of the Borrower), the Agent and a Custodian with respect to the applicable Collateral Accounts entered into in accordance with the terms of this Agreement.
“Custodian” means (i) The Bank of New York Mellon, or its designee or nominee, acting in its capacity as custodian, or (ii) any other custodian appointed in accordance with the terms of this Agreement and that is acceptable to the Agent (in its sole discretion).
“Custody Agreement” means (i) that certain Custody Agreement dated as of December 15, 2017, between the Borrower and The Bank of New York Mellon, acting in its capacity as custodian, or (ii) any other custody agreement between the Borrower (or, in the case of an Advent Funds Merger, an Affiliate or successor of the Borrower) and a Custodian entered into in accordance with the terms of this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, if applicable, and all other liquidation, winding up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, at any time, an interest rate equal to the interest rate (including any Spread) otherwise applicable to any Loan at such time plus 2% per annum, to the fullest extent permitted by applicable Laws; provided that if no Loan is outstanding at such time, the Default Rate shall be an interest rate equal to (i) the Alternative Interest Rate plus (ii) the Spread plus (iii) 2% per annum, to the fullest extent permitted by applicable Laws.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law on July 21, 2010, as amended.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Collateral” means, collectively, (a) all Eligible Securities, (b) other securities acceptable to the Agent in its sole discretion, and (c) all Cash Equivalents (provided that each such proposed Cash Equivalent shall be determined as Eligible Collateral by the Agent in its reasonable discretion); in each case, to the extent (i) held in the Collateral Accounts and subject to a first priority perfected Lien (except, with respect to priority, subject to Liens permitted pursuant to clause (a), (b) or (c) of the definition of Permitted Liens) in favor of the Agent and/or the Lender and (ii) designated as Eligible Collateral by the Agent in its sole discretion.
“Eligible Dealers” means each of JPMorgan Chase Bank, N.A., Deutsche Bank, Citibank N.A., Goldman Sachs Group Inc., the Agent, Morgan Stanley, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc., BNP Paribas, Barclays, Credit Suisse, UBS, Wells Fargo Bank N.A. or, if not a broker/dealer, any Subsidiary thereof that is a broker/dealer or any other nationally recognized broker/dealer at the Agent’s sole discretion, provided that the Agent may exclude one or more of the entities specified in this definition as an Eligible Dealer in good faith and on a commercially reasonable basis.
“Eligible Loans” means all loans designated as “Eligible Loans” by the Agent in its sole discretion; provided that any such loans shall meet the criteria set forth in Schedule III to Appendix II.
“Eligible Security” means the convertible bonds, convertible preferreds, bonds, equities and preferreds, in each case as determined by the Agent in its sole discretion; provided that any such security shall meet the criteria set forth in Schedules I and II to Appendix II; provided further that no restricted or controlled equity securities or securities that are not freely saleable under the rules of the applicable market shall be an Eligible Security.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 7.
“Evergreen Maturity Date” means December 15, 2017.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(m), amounts with respect to such Taxes were payable either to the Lender's assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2(m)(vi) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Margin Loan Agreement dated as of November 9, 2012, between the Borrower and Merrill Lynch Professional Clearing Corp., as amended, modified or supplemented from time to time.
“Facility” means the credit facility contemplated by this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Société Générale on such day on such transactions as determined by the Agent.
“Fixed Rate” means with respect to a Fixed Rate Loan, the rate per annum set forth below based on the term of the applicable Fixed Rate Loan.
Term                            Rate
3-year 3.43%
5-year 3.83%
“Fixed Rate Loan” has the meaning set forth in Section 2(a)(ii).
“Fixed Rate Loan Commitment” means the obligation of the Lender to make Fixed Rate Loans under this Agreement in an aggregate principal amount of $130,000,000, and (i) the 3-year term Fixed Rate Loan shall have a commitment of $65,000,000, and (ii) the 5-year term Fixed Rate Loan shall have a commitment of $65,000,000.  The Fixed Rate Loan Commitment shall be reduced to zero after the Fixed Rate Loans are made on the Closing Date.
“Fixed Rate Loan Maturity Date” means with respect to any Fixed Rate Loan, the earlier to occur of (i) the end of the term of the applicable Fixed Rate Loan (as set forth in the definition of “Fixed Rate”) and (ii) the date on which the Fixed Rate Loans are accelerated pursuant to Section 7; provided that, in the case of both clauses (i) and (ii), if such day is not a Business Day, the next preceding Business Day.
“Fixed Rate Repurchase Transaction” means any Transaction under the Repurchase Agreement that is subject to a Fixed Interest Rate under (and as defined in) the Repurchase Agreement.
“Fixed Rate Total Outstandings” means, at any date, the aggregate outstanding principal amount of Fixed Rate Loans on such date after giving effect to any borrowings and prepayments or repayments of Fixed Rate Loans occurring on such date.
“Floating Rate Loan” has the meaning set forth in Section 2(a)(i).
“Floating Rate Loan Commitment” means the obligation of the Lender to make Floating Rate Loans under this Agreement in an aggregate principal amount at any one time not to exceed $20,000,000.
“Floating Rate Loan Maturity Date” means the earliest to occur of (i) the Initial Floating Rate Loan Maturity Date; provided that upon the Initial Floating Rate Loan Maturity Date, the Floating Rate Loan Maturity Date shall be automatically extended for successive 175-day periods (to no later than the Evergreen Maturity Date) unless terminated by the Borrower or the Lender pursuant to Section 2(h) or pursuant to clauses (ii) or (iii) below, (ii) the date on which the Floating Rate Loan Commitment is terminated pursuant Section 2(h), and (iii) the date on which the Lender’s commitment to make Loans otherwise terminates pursuant to Section 7; provided that, in the case of each of clauses (i), (ii) and (iii), if such day is not a Business Day, the next preceding Business Day.
“Floating Rate Total Outstandings” means, at any date, the aggregate outstanding principal amount of Floating Rate Loans on such date after giving effect to any borrowings and prepayments or repayments of Floating Rate Loans occurring on such date.
“Force Majeure” means, a condition resulting from acts of war, terrorism, fires, floods, acts of God, material power failures or damage or destruction of any network facilities or servers.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Funding Breakage Cost” means, with respect to each prepayment of a Fixed Rate Loan, in whole or in part, prior to the applicable Fixed Rate Loan Maturity Date, an amount determined by the Agent equal to the present value of the excess (if any) of (i) the amount of the Lender’s internal initial borrowing costs that would have accrued on the Optional Early Repayment Amount from the Optional Early Repayment Date until the applicable Fixed Rate Loan Maturity Date, over (ii) the amount of interest that would accrue if the Lender deposited the Optional Early Repayment Amount from the Optional Early Repayment Date until the applicable Fixed Rate Loan Maturity Date to its internal treasury.
“Funding Mark to Market Exposure” means, at any date, an amount equal to the present value of the excess (if any) of (i) the amount of the Lender’s initial internal borrowing costs that would have accrued on the amount of the aggregate Fixed Rate Loans from such date until the applicable Fixed Rate Loan Maturity Date and Fixed Rate Repurchase Transactions Scheduled Repurchase Date, over (ii) the amount of interest that would accrue if the Lender deposited the the amount of the aggregate Fixed Rate Loans and Fixed Rate Repurchase Transactions from such date until the applicable Fixed Rate Loan Maturity Date and Fixed Rate Repurchase Transactions Scheduled Repurchase Date to its internal treasury, in each cash as determined by the Agent.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation of any other Person, whether or not such Indebtedness, Contractual Obligations, Swap Contracts or other obligation is assumed by such Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Haircut” means, for any Eligible Collateral held in or credited to the Collateral Accounts, a percentage, as of the date hereof as set forth in Appendix I hereto.
“ICE LIBOR” has the meaning specified in the definition of “Applicable LIBOR Rate.”
"Illiquid" means, with respect to any Eligible Security, a determination by the Agent, acting in a commercially reasonable manner, that such security: (a) cannot be sold or disposed of in seven (7) days at approximately the value at which the Agent has valued the investment; or (b) cannot be disposed of promptly and in the ordinary course of business without taking a reduced price; or (c) does not have readily available market quotations; or (d) has other characteristics of illiquidity.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and in accordance with customary practices (and that are not past due in accordance with customary practices), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital lease obligations, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at its involuntary liquidation preference plus accrued and unpaid dividends, (viii) any other obligation of such Person that would constitute indebtedness evidenced by senior securities under the Investment Company Act and (ix) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date.  The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 8(f).
“Initial Floating Rate Loan Maturity Date” means June 8, 2018.
“Investment Adviser” means Advent Capital Management, LLC, a Delaware limited liability company, in its capacity as investment adviser to the Borrower.
“Investment Company Act” means the United States Investment Company Act of 1940, as amended.
“Investment Policies” means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, and investment restrictions, as set forth in the Organization Documents and the Prospectus, as supplemented by any annual report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the board of trustees of the Borrower and as permitted under this Agreement.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loans” means the Floating Rate Loans and the Fixed Rate Loans.
“Margin Deficiency” means, at any time of determination, that the Advance Rate exceeds the Maximum Advance Rate.
“Market Value” means, with respect to any Collateral at any date of determination thereof selected by the Agent, the fair market value thereof as determined by the Agent on the basis of the most recent market trading data available to the Agent with such adjustments as the Agent may reasonably conclude are appropriate.  To the extent a position constituting Collateral is not traded on a major exchange and if the Agent elects to, the Market Value of such position shall be based on a valuation provided by a third-party provider selected by the Agent in its sole discretion; provided, however, that no value shall be given where such valuation is more than five (5) days prior to the relevant date of determination; provided further, however, that the Market Value of any Eligible Loan shall be determined by the Agent in its sole discretion.  With respect to any Collateral denominated in a Qualified Currency other than Dollars, the Market Value shall be the equivalent amount thereof in Dollars as determined by the Agent on the basis of the applicable spot rate of such Qualified Currency for the purchase of Dollars.  Any calculation and/or determination of a price or rate made by the Agent hereunder shall be binding on the parties hereto absent manifest error; provided that for Eligible Loans, the Borrower may dispute the determination of the Market Value of any Eligible Loan by the Agent upon written notice to the Agent (a “Market Value Dispute Notice”) no later than one Business Day after the Borrower is notified of such determination, and if the Borrower obtains firm executable bids of the then full outstanding principal amount of such Eligible Loan from two Eligible Dealers that are not Affiliates of the Borrower or the Investment Adviser and that are acceptable to the Agent within one Business Day after the Market Value Dispute Notice is delivered to the Agent, the Market Price shall be the median of such bids until the next date of determination of the Market Value of such Eligible Loans.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, assets, operations, liabilities (actual or contingent), or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Transaction Document to which it is a party; (c) a material adverse effect upon the rights or remedies of the Agent (including in its capacity as the collateral agent under any Security Document) or the Lender under any Transaction Document; (d) a material adverse effect upon the Collateral or (e) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document to which it is a party, taken as a whole.
“Maximum Advance Rate” means the lesser of (i) 68% and (ii) 100% minus the Capital-At-Risk.
“Maximum Amount” means, as at any date of determination, an amount equal to the least of:
(a) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to applicable Law, including the Investment Company Act;

(b) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to the limitations on borrowings adopted by the Borrower in its Prospectus or elsewhere;
(c) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to any agreements with any Governmental Authority; or
(d) the maximum amount of Indebtedness that the Borrower would be permitted to incur without violating other provision of this Agreement, in each case, as in effect at the time of determination.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
"Net Asset Value" means the net asset value of the Borrower calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the board of trustees of the Borrower from time to time in accordance with the Investment Company Act and the rules and regulations thereunder.
“Net Outstanding Loan Amount” means, at any date, the Total Outstandings at such date plus accrued but unpaid interest thereon as at such date.
“Notice of Consent Requirement” has the meaning given to such term in the Control Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations and other amounts payable by Borrower under the Transaction Documents, the Borrower arising under any Transaction Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Law naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Offering Documents” means, for any Person, such Person’s private placement memorandum, prospectus, or other similar offering documents.
“Optional Early Repayment Amount” has the meaning specified in Section 2(p).
“Optional Early Repayment Date” has the meaning specified in Section 2(p).
“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to the designation of another lender office requested by the Borrower under Section 2(m)(x)).
“Participant Register” has the meaning as specified in Section 8(h).
“Permitted Lien” means (a) Liens held by the applicable Custodian in accordance with the applicable Control Agreement and at the priority level permitted by the applicable Control Agreement; (b) Liens created under the Security Documents; (c) Liens imposed by Law for taxes or other governmental charges that are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with Appropriate Accounting Principles have been set aside for the payment thereof; (d) Liens securing judgments for the payment of money to the extent such judgments do not constitute an Event of Default under Section 7(k) and (e) Liens created in connection with Permitted Swap Contracts, provided that (x) the aggregate value of all the Borrower’s assets subject to Liens permitted by this clause (e) shall not exceed at any time 3% of the Borrower’s total assets (as determined in accordance with Appropriate Accounting Principles) and (y) such Lien must not be granted on the Collateral Accounts or any Eligible Security or other asset held in or credited to the Collateral Accounts; (f) Liens securing Indebtedness permitted by Section 18(e) of the Investment Company Act; (g) Liens in favor of Société Générale or an Affiliate of Société Générale, in either case in its capacity as an agent under a credit agreement, security agreement, control agreement or any collateral documents or “Security Documents” (as defined in such agreements) with the Borrower, an Affiliate of the Borrower or successor of the Borrower as borrower thereunder; and (h) Liens created under the Repurchase Agreement or similar agreement.
“Permitted Swap Contract” means any Swap Contract entered into by the Borrower and which is secured through the creation of a Permitted Lien that complies with clause (e) of the definition of “Permitted Lien”.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Prospectus” means the prospectus of the Borrower dated as of March 12, 2004 filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933 and shall include, without limitation, the Statement of Additional Information dated as of March 12, 2004 incorporated by reference therein.
“Qualified Currency” means each of USD, EUR, GBP, JPY, HKD, CHF, or CAD.
“Qualified Investment Adviser” means an “investment adviser” as defined in the Investment Company Act.
“Recipient” means (a) the Agent or (b) the Lender, as applicable.
“Register” has the meaning as specified in Section 8(i).
“Regulation T” means Regulation T issued by the Board.
“Regulation U” means Regulation U issued by the Board.
“Regulation X” means Regulation X issued by the Board.
“Regulatory Event” means (a) any material investigation made by any Governmental Authority for a material violation or breach of Law (including, without limitation, the Investment Company Act) by the Borrower or Investment Adviser that, in the reasonable judgment of the Agent, could reasonably be expected to result in a Material Adverse Effect, or (b) the revocation, suspension or termination of any license, permit or approval held by the Borrower that, in the reasonable judgment of the Agent, is necessary for the conduct of the Borrower’s business.
“Repurchase Agreement” means that certain Amended and Restated Master Repurchase Agreement between the Agent and the Borrower dated December 15, 2017, together with any confirmations thereunder, in each case as amended, amended and restated, modified or supplemented from time to time.
“Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means any Person that is a designated target of any Sanctions as a result of being (a) owned 50% or more or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or located under the laws of, or a citizen or resident of, any country that is a Sanctioned Country.
“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom.
“Securities and Exchange Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act of 1933, the Investment Company Act or the Exchange Act.
“Security Agreement” means the Security Agreement dated as of the date hereof between the Borrower and the Agent.
“Security Documents” means (i) the Security Agreement, (ii) the Control Agreement, (iii) the Custody Agreement, (iv) each document delivered pursuant to the Collateral Requirement and (v) any additional pledges, security agreements or mortgages required to be delivered pursuant to the Transaction Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.
“Senior Security” shall have the meaning afforded it in Section 18(g) of the Investment Company Act, as interpreted by the SEC and its staff.
“Spread” means 0.85% per annum.
“Subsidiary” of a Person means any other Person (i) of which a majority of the shares of securities or other similar equity interests are at the time beneficially owned by such Person and (ii) the management of which is Controlled, directly or indirectly, by such Person or an Affiliate of such Person.
“Swap Breakage Cost” means, with respect to each prepayment of a Fixed Rate Loan, in whole or in part, prior to the applicable Fixed Rate Loan Maturity Date, an amount determined by the Agent equal to the swap unwind costs (if any) incurred by the Lender as a result of the termination or amendment of any interest rate swap arrangement between the Lender and any counterparty as a result of such prepayment.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, total return swaps, credit default swaps or other credit derivative transactions, forward rate transactions, commodity swaps, commodity options, futures contracts, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Mark to Market Exposure” means, at any date, an amount equal to swap unwind costs (if any) that would be hypothetically incurred by the Lender as a result of the termination of any interest rate swap arrangement between the Lender and any counterparty in the notional amount of the aggregate Fixed Rate Loans and Fixed Rate Repurchase Transactions on such date, as determined by the Agent.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Agent, the Lender or any of their respective Affiliates).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means as of any date of determination 3% of the Net Asset Value of the Borrower as of close of business on the Business Day immediately preceding such date of determination.
“Total Eligible Collateral Value” means the sum of (i) the Aggregate Eligible Collateral Value, (ii) the aggregate of the “Eligible Portion” of each “Purchased Security”, in each case under (and as defined in) the Repurchase Agreement and (iii) the Market Value of all Eligible Loans.
“Total Outstanding Amount” means, at any date, the sum of (i) the Net Outstanding Loan Amount at such date and (ii) the “Repurchase Price” under (and as defined in) the Repurchase Agreement at such date. Upon the request of the Borrower and subject to the approval of the Agent in its reasonable discretion, the “Total Outstanding Amount” may be reduced by the amount of Cash held in the Collateral Accounts at the date of such approval by the Agent (as reduced by any use, withdrawal or other transfer of such Cash following such date, as determined by the Agent) (such reduction, a “Cash Collateral Reduction”).
“Total Outstandings” means the aggregate of the Fixed Rate Total Outstandings and the Floating Rate Total Outstandings.
“Transaction Documents” means this Agreement, the Security Documents and each other agreement or instrument executed or delivered in connection herewith or therewith.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2(m)(vi)(B)(2)(C).
“USA PATRIOT Act” has the meaning given to such term in the definition of Anti-Money Laundering Laws.
“Withholding Agent” means the Borrower and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b) Construction.  As used herein and in any Transaction Document:

(i)    Computations.  All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with Appropriate Accounting Principles.

(ii)    References to Agreements, Laws and Persons.  Unless otherwise expressly provided herein, (A) references to documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted hereby; and (B) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (C) references to any Person include its successors and permitted assigns.

(iii)    Other References.  Unless otherwise specified, (A) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (B) the words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision thereof, (C) Article, Section and Appendix references are to the Transaction Document in which such reference appears, (D) the term “including” is by way of example and not limitation, and (E) section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND, as Borrower

By:  /s/ Robert White
Name:   Robert White
Title:     Chief Financial Officer

Address for Notices:   Advent Capital Management, LLC
                                       888 Seventh Avenue, 31st Floor
                                         New York, NY 10019
Telephone:                     (212) 482-1600
Facsimile:                       (212) 480-9655
Attention:                      Robert Giallombardo
Email:                              adventops2@adventcap.com

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SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Lender

By: /s/ Julien Gimbrere
Name:  Julien Gimbrere
Title:   Authorized Signatory
Address for Notices:      Société Générale
                                          245 Park Avenue
                                           New York, New York 10167
Telephone:                        (212) 278-5814
Facsimile:                          (646) 365-4764
Attention:                         Robert O’Connell
Email:                               robert.oconnell@sgcib.com
                                          us-ing-clientservices@sgcib.com
Wiring instructions:       Société Générale, New York
    ABA # 026-004-226
    For Account of: SOCIETE GENERALE, NEW YORK BRANCH
    A/C #9051422
     Ref:  AVK SG REPO
    Attn:  PAR-Oper-Tlp-Rlb-Fi-Responlb-Billing

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SOCIÉTÉ GÉNÉRALE, as Agent

By: /s/ Julien Gimbrere
Name: Julien Gimbrere
Title: Authorized Signatory

Address for Notices:     Société Générale
                                         245 Park Avenue
                                          New York, New York 10167
Telephone:                       (212) 278-5814
Facsimile:                          (646) 365-4764
Attention:                        Robert O’Connell
Email:                               robert.oconnell@sgcib.com
                                          us-ing-clientservices@sgcib.com

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